Exhibit 2.5

STATE OF NEW YORK DEPARTMENT OF STATE I hereby certify that the annexed copy has been compared with the original docun1ent in the custody of the Secretary of State and that the same is a true copy of said original. WITNESS my hand and official seal of the Department of State, at the City of Albany, on June 15 , 2021 . Brendan C. Hughes Executive Deputy Secretary of State Rev. 10/20

CSC45 DRAWDOWN e1 oa14000 tp3 CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION of GREENE CONCEPTS, INCORPORATED. (Under Section 805 of the Business Corporation Law) The undersigned, Leonard M. Greene, Chief Executive Officer and Secretary of Greene Concepts, Inc., a New York corporation (the "Corporation"), hereby certifies as follows: I. The name of the Corporation is GREENE CONCEPTS, INCORPORATED. The name under which the Corporationwas formed is Tech - OHM. Resistor Corporation. 2. The original Certificate oflncorporation was filed by the Department of State on August 18, 1952 and amendments to the Certificate of Incorporation were subsequently duly filed and recorded. 3. The Certificate oflncorporationof the Corporation is hereby amended to effect the following amendments authorized by the Business Corporation Law of the State of New York: To amend Paragraph "FOURTH" to create a new series of convertible preferred stock entitled "Series B Convertible Preferred Stock," with One Thousand (I ,000) shares authorized and the following rights: (i) dividend rights equal to the dividend rights of the Corporation's common stock; (ii) each share of Series B Convertible Preferred Stock will be convertible into One Hundred Million (100,000,000) shares of the Corporation's common stock; (iii) each share of Series B Convertible Preferred stock will have One Hundred Million (100,000,000) votes on all matters validly brought to the Corporation's common stockholders; (iv) Preferred Class B Stockholders shall have voting rights equal to four times the sum of: (a) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus (b) the total number of votes Preferred Series A holders are entitled. At no time can the combination of votes by Common shareholders and Series A Preferred shareholders be equal to or greater than the votes entitled to Preferred Class B shareholders; (v) the holders of Preferred Class B Stock are entitled to 100,000,000 shares of Common Stock for every one share of Preferred Class B Stock; and (vi) upon written notice to the Corporation, the Corporation shall effect conversions from Series B Convertible Preferred Stock to Common Stock., to increase the Preferred Series A stock from 10,000,000 to 16,500,000 and decrease the non - designated Preferred Stock from 10,000,000 to 3,500,000 $.00 I par value. 4. The "FOURTH" Paragraph of the Certificate oflncorporation of the Corporation relating to the Corporation's authorized stock is hereby amended to read in its entirety as follows: "FOURTH : The total number of shares which the Corporation shall have the authority to issue is Ten Billion Twenty Million and one ( 10 , 020 , 000 , 000 ) shares . This Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock" . The total number of shares of Common Stock which this Corporation is authorized to issue is Tern Billion ( 10 , 000 , 000 , 000 ) shares, parvalue $ 0 , 000 I . The total number of shares of Preferred Stock which this Corporation is authorized to issue is Twenty Million ( 20 , 000 , 000 ) shares, par value $ 0 . 001 , 16 , 500 , 000 Preferred Series A, par value $ . 001 and 1000 Preferred Series B, par value $ . 001 . The shares of Preferred Stock may be issued from time to time in one or more series . The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the New York's Business Corporation Law . The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series . In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall 210614000363 resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Pursuant to the following Preferred Designation, the Board of Directors of the Corporation has approved the following Preferred Stock Designation for a series of preferred stock consisting of 16 , 500 , 000 shares and designated it as the Series A Convertible Preferred Stock, with the following rights, preferences, privileges, restrictions : 1. Definitions. For purposes of this Certificate of Designation for the Series A Convertible Preferred Stock, the following definitions shall apply: 1. "Board" shall mean the Board of Directors of the Corporation. 2. «corporation" shall mean Greene Concepts, Incorporated, a New York corporation. 1.3 "Common Stock" shall mean the Common Stock, $0.000 I par value per share, of the Corporation. 4. "Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock . 5. "Distribution" shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation's stock) . 6. "Original Issue Date" shall mean the date on which the first share of Series A Preferred Stock is issued by the Corporation . I. 7 "Series A Preferred Stock" shall mean the Series A Convertible Preferred Stock, $0.00 I par value per share, of the Corporation. 1 . 8 "Subsidiary" shall mean any corporation or limited liability Corporation of which at least fifty percent ( 50% ) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations . 2. Dividend Rights . 1. Cash Dividends . In each calenda r year, the holders of the the n outstanding Series A Preferred Stock shal l be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend) . No dividends (other than a Common Stoc k Dividend ) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Serie s A Preferred Stock simultaneously . Dividends on the Series A Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series A Preferre d Stock by reason of the fact that the Company shal l fail to declare or pay dividends on the Series A Preferred Stock, except for such rights or interest that may arise as a result of the Company paying a dividend or making a Distribution on the Common Stock in vioJation of the terms of this Section 2 . 2. No Participation Rights . Dividends shall be declared pro rata on the Common Stock and the Series A Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series A Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series A Preferred Stock at the time of such dividend in accordance with Section 4 hereof. 2 . 3 NonvCash Dividends . Whenever a dividend or Distribution provided for in this . section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board . 3. Liquidation . Rights . In the event of any liquidation, dissolution or winding up of the Company ; whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company's shareholders (the "Available Funds and Assets") shall be distributed to shareholders in the following manner : 1. Series A Preferred Stock . The holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or subsequent series of preferred stock, an amount per share equal to the amount that woul d be paid to One Hundred (100) shares of common stock plus all accrued but unpaid dividends on the Series A Preferred Stock . If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferre d Stock of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata, according to the number of outstanding shares of Serie s A Preferred Stock held by each holder thereof . 2. Merger or Sale of Assets . A reorganization or any other consolidation or merger of the : Company with or into any other corporation, or any other sale of all or substantially all of the assets of the Company, shall not be deemed to be a liquidation, dissolution or wjnding up of the Company within the meaning of this Section 3 , and the Series A Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other conso 1 idation, merger or sale of assets transaction, (ii) the rights contained in the General Corporation Law of New York and (iii) the rights contained in other Sections hereof . 3. Non - Cash Consideration . If any assets of the Company distributed toshareholders in connection with any liquidation, dissolution or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to shareholders in a liquidation, dissolution or winding up of the Company shall be valued as follows : (a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows: (i) if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) day period ending three (3) days prior to the distribution ; and, (ii) if actively traded over - the - counter, then the value shall be deemed to be the average of the closing bid prices over the ten (10) day period ending three (3) days prior to the distribution ; and (iii) if there is no active public market, then the value shall be the fair market value thereof, as determined mutually in good faith by (i) the Board of Directors of the Company and (ii) the holders of the Series A Preferred Stock acting as a group . In the event the Company and the holders cannot mutually agree upon a value, then the Company and the holders will hire a mutually acceptable third party licensed business valuation expert paid for equally by both parties to assist the Company and the holders in determining a value, which value must ultimately be agreed to by both the Board and the holders . (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shal 1 be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof . 4. Conversion Rights . (a) Conversion of Preferred Stock . Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time or from time to time after one (1) year from the issuance of such share, into One Hundred (100) shares of Common Stock of the Company . (b) Procedures for Exercise of Conversion Rights . The holders of any shares of Series A Preferred Stock may exercise their conversion rights as to all such shares or any part thereof by delivering to the Company during regular business hours, at the office of any transfer agent of the Company for the Series A Preferred Stock, or at the principal office of the Company or at such other place as may be designated by the Company, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Company (if required by the Company), accompanied by written notice stating that the holder elects to convert such shares . Conversion shall be deemed to have been effected on the daie when such delivery is made, and such date is referred to herein as the "Conversion Date . " As promptly, as practicable after the Conversion Date, but not later than ten (10) business days thereafter, the Company shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Company, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled . The holder shall be deemed to have become a shareholder of record on the Conversion Date . (c) No Fractional Shares . No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock . The number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock . Any fractional shares of Common Stock which would otherwise be issuable upon conversion of the shares of Series A Preferred Stock will be rounded up to the next whole share . (d) Payment of Taxes for Conversions . The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series A Preferred Stock . The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issue or delivery shal 1 be made unless and until 'the person requesting such issue has paid to the Company ·the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid . (e) Status of Common Stock Issued Upon Conversion . All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Company be validly issued, fully paid and nonassessable and free from all taxes, Hens and charges with respect to the issuance thereof . (f) Status of Converted Preferred Stock. In case any shares of Series A Preferred Stock shall be converted pursuant to this Section 4, the shares so converted shall be canceled and shall not be issuable by the Company. 5. Adjustment of Conversion Price .

(a) General Provisions . In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Company (other than a change in par value or as a result of a stock dividend or subdivision,· split - up or combination of shares), or the consolidation or merger of the Company with or into another person (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Company as an entirety to any other person, the shares of Series A Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Company or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled ifimmediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition it had converted its shares of Series A Preferred Stock into Common Stock . The provisions of this section S(a) shall similarly apply to successive reorganizations, reclassifications ; consolidations, mergers, sales or other dispositions . The provisions of this section 5 sha 11 not affect the conversion of the Class A Preferred Stock in the event of a forward or reverse stock split . (b) No Impairment . The Company will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or perfonnance of any of the tenns to be observed or perfonned hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this section 5 and in the taking of all such action as may be necessary or aJ)propriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impainnent . This provision shall not restrict the Company from amending its Articles of Incorporation in accordance with the General Corporation Law of the state of Nevada and the terms hereof . 6, 7, Call Provisions, The Series A Preferred Stock shall not be callable by the Company, Redemption, The Series A Preferred Stock shall not be redeemable by the Company. 8. Notices . Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Company . 9. Voting Provisions . Each outstanding share of Series A Preferred Stockshall be entitled to One Thousand (I , 000 ) votes per share on all matters to which the shareholders of the Company are entitled or required to vote . l 0 . Protectiv e Provisions . The Company may not take any of the following actions without the approval of a majority of the holders of the outstanding Series A Preferred Stock : (i) effect a sale of all or substantially all of the Company's assets or which results i n the holders of the Company's capita l stock prior to the transaction owning less than fifty percent ( 50% ) of the voting power of the Company's capital stock after the transaction, (ii) alte r or change the rights, preferences, or privileges of the Series A Preferred Stock, (iii) increase or decrease the number of authorized shares of Series A Preferred Stock, (iv) authorize the issuance of securitie s having a preference over or on par with the Serie s A Preferred Stock, or (v) effectuat e a forward or reverse stock split or dividend of the Company's common stock . 11 . Board of Directo r Provisions . So long as any shares of Serie s A Preferred Stock are outstanding, (a) the Compan y shal l not, without the affirmativ e vote of the holders ofat least a majority of the then outstanding share s of Serie s A Preferred Stock , increase the maximum number of directors constituting the Board to a number greater tha n seven (7), and (b) the holders of the Serie s A Preferred Stock, actin g as a group, shal l have the right, but not the obligation, to fill four (4) of the seats," SERIES B PREFERRED

Pursuant to the following Preferred Designation, the Board of Directors of the Corporation has approved the following Preferred Stock Designation for a series of preferred stock consisting of 1 , 000 shares and designated it as the Series B Convertible Preferred Stock, with the following rights, preferences, privileges, restrictions : 12. Definitions . For purposes of this Certificate of Designation for the Series B Convertible Preferred Stock, the following definitions shall apply: 1. "Board" shall mean the Board of Directors of the Corporation. 2. "Corporation 11 shall mean Greene Concepts, Incorporated, a New York corporation. 12.3 of the Corporation. "Common Stock" shall mean the Common Stock, $0.0001 par value per share, 4. "Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock . 5. "Distribution" shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation's stock) . 6. "Original Issue Date" shall mean the date on which the first share of Series B Preferred Stock is issued by the Corporation . 7. "Series B Preferred Stock" shall mean the Series B Convertible Preferred Stock, $0.001 par value per share, of the Corporation. 8. ''Subsidiary" shall mean any corporation or ]iinited liability Corporation of which at least fifty percent ( 50% ) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations . 13. Dividend Rights . 1. Cash Dividends . In each calendar year, the holders of the then outstanding Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar 'year (other than a Common Stock Dividend) . No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series B Preferred Stock simultaneously . Dividends on the Series B Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series B Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Series B Preferred Stock, except for such rights or interest that may arise as a result of the Company paying a dividend or making a Distribution on the Common Stock in violation of the terms of this Section 13 . 2. No Participation Rights . Dividends shall be declared pro rata on the Common Stock and the Series B Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each ho]der of shares of Series B Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series B Preferred Stock at the time of such dividend in accordance with Section 13 hereof .

13 . 3 Non - Cash Dividends . Whenever a dividend or Distribution provided for in this Section 13 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board . 14. Conversion Rights . (a) Conversion of Preferred Stock . Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time or from time to time after one (1) year from the issuance of such share, into One Hundred Million (I 00 , 000 , 000 ) shares of Common Stock of the Company . (b) Procedures for Exercise of Conversion Rights . The holders of any shares of Series B Preferred Stock may exercise their conversion rights as to all such shares or any part thereof by delivering to the Company during regular business hours, at the office of any transfer agent of the Company for the Series B Preferred Stock, or at the principal office of the Company or at such other place as may be designated by the Company, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Company (if required by the Company), accompanied by written notice stating that the holder elects to convert such shares . Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date . " As promptly· as practicable after the Conversion Date, but not later than five (5) business days thereafter, the Company shall issue and deliver to or upon the written order of such holder, at such office or other placedesignated by the Company, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled . The holder shall be deemed to have become a shareholder of record on the Conversion Date . (c) No Fractional Shares . No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock . The number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock . Any fractional shares of Common Stock which would otherwise be issuable upon conversion of the shares of Series B Preferred Stock will be rounded up to the next whole share . (d) Payment of Taxes for Conversions . The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series B Preferred Stock . The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company ·the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid . (e) Status of Common Stock Issued Upon Conversion . All shares of Common Stock which may be issued upon conversion of the shares of Series B Preferred Stock wilJ upon issuance by the Company be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof . (f) Status of Converted Preferred Stock . In case any shares of Series B Preferred Stock shall be converted pursuant to this Section 14 , the shares so converted shall be canceled and shall not be issuable by the Company . 15. Adjustment of Conversion Price . (a) General Provisions . In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Company (other than a change in par value or as a result of a stock dividend or subdivision,· split up or combination of shares), or the consolidation or merger of the Company with or into another person (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Company as an entirety to any other person, the shares of Series B Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition 1 be convertible into the kind and number of shares of stock or other securities or property of the Company or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassifie : ation, consolidation, merger, sale or other disposition it had converted its shares of Series B Preferred Stock into Common Stock . The provisions of this section 5 (a) shall similarly apply to successive reorganizations, reclassifications ; consolidations, mergers, sales or other dispositions . The provisions of this section 15 shall not affect the conversion of the Class B Preferred Stock in the event of a forward or reverse stock split . (b) No Impairment . The Company will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 15 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred Stock against irnpainnent . This provision shall not restrict the Company from amending its Articles of Incorporation in accordance with the General Corporation Law of the state of New York and the terms hereof . 16. 17. Call Provisions . The Series B Preferred Stock shall not be callable by the Company. Redemption. The Series B Preferred Stock shall not be redeemable by the Company. I 8 . Notices . Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited i n the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Company . 19. Voting Provisions . Each outstanding share of Series B Preferred Stock shall be entitled to One Hundred Million (100,000,000) votes per share on all matters to which the shareholders of the Company are entitled or required to vote. This amendment was authorized by the vote of the Board of Directors followed by a written consent ofa majority of all outstanding shares of the Corporation's capital stock entitled to vote thereon. IN WITNESS WHEREOF, 1 have signed this Certificate as of the 17th day of May, 2021, and I affirm the statements contained herein as true under penalties of perjury. Chief Executive Officer

3637

CSC 45
DRAWDOWN

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION of
GREENE CONCEPTS, INCORPORATED.

(Under Section 805 of the Business Corporation Law)

Filer's Name and Mailing Address

Greene Concepts, Incorporated

1865 Herndon Ave, Ste K-358

Clovis, CA 93611-6163

CUST. REF. 793976ABT

2021 JUN 14 PM 2:05

STATE OF NEW YORK
DEPARTMENT OF STATE

FILED JUN 14 2021

TAX $____

BY: ____